Exhibit 10.2 Employment Agreement, dated as of October 23, 2000, between PNBC AND Tony J. Sorcic

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of this 23rd day of October, 2000, by and between Princeton National Bancorp, Inc., a Delaware corporation ("Bancorp"), and Tony J. Sorcic ("Executive").

                                   WITNESSETH:

         WHEREAS, Executive is currently employed by Bancorp, as its President and Chief Executive Officer;

         WHEREAS, Executive is currently employed by Citizens First National Bank, a National banking association (the "Bank"), as its President and Chief Executive Officer under terms and conditions set forth in the employment agreement entered into between Executive and the Bank dated as of 16th day of October, 1995 (the "Prior Agreement");

         WHEREAS, the Bank is a wholly-owned subsidiary of Bancorp; and

         WHEREAS, Executive and Bancorp desire to enter into this Agreement pertaining to the terms of the continued employment of Executive with Bancorp and the Bank and the security Bancorp is providing to Executive with respect to his employment in lieu of the terms and conditions of the Prior Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Employment. Bancorp hereby agrees to continue to employ Executive as its President and Chief Executive Officer, and to cause the Bank to continue to employ Executive as its President Chief Executive Officer and Executive hereby accepts such continued employment by Bancorp and the Bank upon the terms and conditions herein set forth. The primary place of


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employment shall be at Bancorp's and the Bank's principal offices, located at
606 South Main Street, Princeton, Illinois 61356.

         2. Term and Automatic Renewal. The term of this Agreement and Executive's employment hereunder will be two (2) years commencing as of the date first written above. On each day following the date first written above, this Agreement and the term of Executive's employment hereunder will automatically renew for one (1) additional day until such time as: (i) the board of directors of the Company or Executive elects not to extend the term of this Agreement by providing written notice to the other of such party's election not to extend the term beyond the then current termination date; or (ii) Executive's employment is terminated in accordance with Section 7 of this Agreement.

         3.       Duties. Executive will, during the term hereof:

                  (a) faithfully and diligently do and perform all such acts and duties and furnish such services as the Boards of Directors of Bancorp or the Bank shall direct;

                  (b) do and perform all acts in the ordinary course of Bancorp's or the Bank's businesses (with such limits as the Boards of Directors of Bancorp or the Bank may prescribe) necessary and conducive to Bancorp's and the Bank's best interests;

                  (c) execute all duties attendant to his office; and

                  (d) devote his full time, energy, and skill to the business of Bancorp and the Bank and to the promotion of Bancorp's and the Bank's best interests, except for vacations, absences made necessary because of illness, authorized leaves of absence, holidays, professional meetings and seminars.

                  During the term of this Agreement, Executive shall not, without the consent of the Board of Directors of Bancorp or the Bank, accept other employment or perform other services for compensation, or have any direct or indirect ownership interest in any business in competition with the Bank. Notwithstanding anything to the contrary contained herein, the expenditure of reasonable amounts of time on personal investments and charitable activities shall not be deemed a breach of this Agreement, provided that such activities do not materially


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interfere with the performance by Executive of his obligations under this
Agreement. The Board of Directors of the Bank shall not unreasonably withhold consent to Executive's service as a member of the board of directors of other companies.

                  4. Compensation. Bancorp shall cause Bank to pay to Executive for all services to be performed by Executive during the term of this Agreement;

                  (a) A Base Salary at the rate of $211,172 per annum, payable in substantially equal periodic monthly payments in accordance with Bancorp's and the Bank's practices for other executives, managerial, and supervisory employees, as such practices may be determined from time to time (the "Base Salary"); and

                  (b) Any annual increase in Base Salary, additional or special compensation, such as incentive pay or other bonuses, based upon Executive's performance, as the Board of Directors of the Bank, in its discretion, may from time to time determine, based upon annual incentive opportunities made available to Executive by the Bank and upon other discretionary criteria deemed appropriate by the Board of Directors of the Bank.

All such payments will be subject to such deductions as may be required to be made pursuant to law, government regulation or order, or by agreement with, or consent of, Executive.

                  5. Fringe Benefits. During the term of this Agreement:

                  (a) AUTOMOBILE. Bancorp shall cause the Bank to provide to Executive a full-size automobile for the exclusive use of Executive and payment of all proper company-related expenses related to such automobile, including insurance costs. Executive shall maintain the records relating to personal use as are required by Bank policy.

                  (b) MEMBERSHIPS. Bancorp will cause the Bank to pay or reimburse Executive for the following:

                           (i) all reasonable annual dues and membership expenses in two clubs selected and joined by Executive in which memberships are used for or necessary to the performance of Executive's duties


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                                    hereunder and all reasonable expenses
                                    incurred in furtherance of or in connection with the transaction of the business of Bancorp or the Bank hereunder at such clubs; and

                           (ii) all reasonable annual dues and membership expenses in such civic and lunch clubs selected by Executive as are necessary or useful to the performance of Executive's duties hereunder and all reasonable expenses incurred in furtherance of or in connection with the transaction of the business of Bancorp or the Bank hereunder at such civic and lunch clubs.

                  All of the aforementioned amounts subject to reimbursement by the Bank to Executive shall be subject to an accounting by Executive and approval by the Bank.

                  6. Additional Benefits. Bancorp shall cause the Bank to provide the following additional benefits to Executive during the term of this
Agreement:

                  (a) Executive shall be eligible to participate in any incentive plans or arrangements ("Incentive Plans") that Bancorp or the Bank may establish or practices it may follow for the benefit of its executives as in effect from time to time, and shall be entitled to receive any other bonus or discretionary compensation payments as Bancorp or the Bank may determine from time to time.

                  (b) Executive shall be entitled to paid vacations in accordance with the Bank's customary vacation practice. Executive shall also be entitled to all paid holidays given by the Bank to its other executives.

                  (c) Executive and his dependents shall be entitled to participate in and receive benefits under any qualified or supplemental employee pension plan, including any defined benefit retirement plan or defined contribution retirement plan ("Retirement Plans"), health and dental plan, disability plan, survivor income plan, and life insurance plan or arrangement ("Welfare Plans") made available by the Bank in which Executive is currently eligible to participate, and any additional or substitute Retirement or Welfare Plans Bancorp or the Bank may make available in the future to its executives, subject to


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         and on a basis consistent with the terms, conditions, and overall administration of such Retirement or Welfare Plans.

                  7. Termination.

                  (a) GOOD CAUSE. The Board of Directors of Bancorp may terminate the employment of Executive with Bancorp and the Bank at any time for "Good Cause." For purposes of the preceding sentence, "Good Cause" shall be deemed to exist if:

                  (i) Executive shall engage in acts or omissions constituting dishonesty, willful misconduct, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the business or property of Bancorp or the Bank; or

                  (ii)     Executive shall be convicted of a felony; or

                  (iii) Executive shall continue to substantially non-perform his assigned duties for a period of thirty (30) days after the Bank has given written notice to Executive of such non-performance and its intention to terminate the employment of Executive with Bancorp and the Bank because of such non-performance.

                  Without limiting the generality of the foregoing, the following shall not constitute cause for the termination of the employment of Executive or the modification or diminution of any of his authority hereunder:

                  (i) any personal or policy disagreement between Executive and Bancorp or the Bank or any member of the Board of Directors of Bancorp or the Bank, or

                  (ii) any action taken by Executive in connection with his duties hereunder if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of


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                           Bancorp or the Bank and had no reasonable cause to
                           believe his conduct was unlawful.

                  Notwithstanding anything herein to the contrary, in the event Bancorp shall terminate the employment of Executive for cause hereunder, Bancorp shall give at least thirty (30) days prior written notice to Executive specifying the reason or reasons for Executive's termination.

                  (b) VOLUNTARY TERMINATION. Executive shall have the right at any time during the term of this Agreement to terminate his employment with Bancorp upon giving ninety (90) days written notice of said termination to Bancorp.

                  (c) GOOD REASON. Executive may terminate his employment with Bancorp and the Bank at any time for "Good Reason." "Good Reason" shall be deemed to exist if Executive terminates his employment because, without his express written consent, (i) Bancorp breaches any of the terms of this Agreement, (ii) he is assigned duties materially inconsistent with the duties and responsibilities stated in the by-laws of Bancorp and the Bank for his positions, (iii) the duties and responsibilities for the President stated in the by-laws of Bancorp and the Bank, respectively, are amended to be materially inconsistent with the duties and responsibilities that would typically be expected of a President of Bancorp and the Bank, respectively, or (iv) Bancorp or the Bank changes by 50 miles or more the principal location in which Executive is required to perform services.

                  (d) CHANGE IN CONTROL. At the option of Executive, the employment of Executive hereunder shall terminate upon the effective date of a Change in Control. A "Change in Control" shall be deemed to occur on the earliest of:

                           (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of capital stock of Bancorp entitled to exercise more than twenty-five percent or more of the outstanding voting


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                                    power of all capital stock of Bancorp
                                    entitled to vote for the election of
                                    directors ("Voting Stock");

                           (ii) The commencement by any entity, person, or group (other than Bancorp or a subsidiary of Bancorp) of a tender offer or an exchange offer for more than twenty percent of the outstanding Voting Stock of Bancorp;

                           (iii) The effective time of (A) a merger or consolidation of Bancorp with one or more other corporation as a result of which the holders of the outstanding Voting Stock of Bancorp immediately prior to such merger or consolidation hold less than twenty-five percent of the Voting Stock of the surviving or resulting corporation or (B) a transfer of 25% or more of the Voting Stock, or substantially all of the property of Bancorp, other than to an entity of which Bancorp owns at least 50% of the Voting Stock; or

                           (iv) The effective time of (A) a merger or consolidation of the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of the Bank immediately prior to such merger or consolidation hold less than twenty-five percent of the Voting Stock of the surviving or resulting corporation or (B) a transfer of 25% or more of the Voting Stock, or substantially all of the property of the Bank, other than to an entity of which Bancorp or the Bank owns at least 50% of the Voting Stock.

                  (e) BENEFITS UPON TERMINATION. The following provisions will apply during the term of this Agreement (i) if the employment of Executive with Bancorp or the Bank is terminated by Bancorp or the Bank for any reason other than Good Cause, (ii) if Executive terminates his employment with Bancorp or the Bank for Good Reason, (iii) if Executive terminates his employment following a Change in Control, or (iv) if the


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         employment of Executive with Bancorp or the Bank is terminated by
         Bancorp or the Bank during the twenty-four month period following a Change in Control:

                           (A) An amount equal to Executive's aggregate Base
                  Salary (at the rate most recently determined) for a period equal to the greater of (x) twenty-four months, or (y) the balance of the term of this Agreement pursuant to Paragraph 2 (the "Severance Period"), shall be paid to Executive in a lump sum within 30 days after the date of termination.

                           (B) Executive or any other person entitled to receive
                  benefits with respect to Executive under any Incentive Plan, Retirement Plan, or any other plan or program maintained by Bancorp or the Bank shall receive any and all benefits accrued under such Plan or other plan or program, to the date of termination of employment, the amount, form and time of payment of such benefits to be determined by the terms of such Incentive Plan and Retirement Plan and other plan or program, and Executive's employment shall be deemed to have terminated by reason of retirement under each such Plan or other plan or program under circumstances that have the most favorable result for Executive thereunder. Payment shall be made at the earliest date permitted under any such Plan or other plan or program.

                           (C) During the Severance Period, Executive and his
                  spouse and other dependents will continue to be covered by all Welfare Plans in which he and his spouse and other dependents were participating immediately prior to the date of his termination as if he continued to be an employee of Bancorp or the Bank, and Bancorp will, or will cause the Bank to, continue to pay the costs of coverage of Executive and his spouse and other dependents under such Welfare Plans on the same basis as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Bancorp will, or will cause the Bank to, provide substantially identical benefits.


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                  (f) If the employment of Executive with Bancorp or the Bank is terminated by Bancorp or the Bank for Good Cause or by the voluntary action of Executive without Good Reason, other than due to a Change in Control, Executive's Base Salary (at the rate most recently determined) and a bonus (a pro rata portion of the bonus paid for the most recent calendar year) shall be paid through the date of his termination, and Bancorp shall have no obligation to Executive or any other person under this Agreement. Such termination shall have no effect upon Executive's other rights, including but not limited to rights under any Incentive, Retirement or Welfare Plan.

         8. Death. If Executive dies during the term of this Agreement, Bancorp agrees to cause the Bank:

         (a) to pay to his beneficiary an amount equal to Executive's aggregate Base Salary (at the rate most recently determined) for a period equal to twelve months from the date of death (the "Death Benefit Period");

         (b) during the Death Benefit Period, to cover the spouse and other dependents of Executive under all Welfare Plans in which Executive and his spouse and other dependents were participating immediately prior to the date of his death as if he continued to be an employee of Bancorp or the Bank; provided that, if participation in any one or more of such plans and arrangements is not possible under the terms thereof, Bancorp will, or will cause the Bank to, provide substantially identical benefits; and

         (c) for a period of twenty-four (24) months following the Death Benefit Period, to cover the spouse and other dependents of Executive under all Welfare Plans in which Executive and his spouse and other dependents were participating immediately prior to the date of his death as if he were a retired employee of Bancorp or the Bank; provided that, if participation in any one or more of such plans and arrangements is not possible under the terms thereof, Bancorp will, or will cause the Bank to, provide substantially identical benefits.


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Any death benefits payable under this Paragraph 8 are in addition to any other benefits due to Executive or his beneficiaries or dependents from Bancorp, including, but not limited to, payments under any of the Incentive, Retirement and Welfare Plans.

         9. Disability. If Executive incurs a Disability during the term of this Agreement, Executive's obligation to perform such services hereunder will terminate and in such event Bancorp agrees to cause the Bank:

         (a) to continue to pay Executive his aggregate Base Salary (at the rate most recently determined) from the date of onset of such Disability until such time as Executive is eligible to receive disability benefits under the Bank's disability plan, as presently or hereafter in effect (the "Disability Period"); and

         (b) during the Disability Period and such period of time as Executive is eligible to receive disability benefits under the Bank's disability plan, to continue to cover Executive and his dependents under all Welfare Plans in which Executive and his spouse and other dependents were participating immediately prior to the date of onset of such Disability as if Executive continued to be an employee of Bancorp or the Bank; provided that, if participating in any one or more of such plans and arrangements is not possible under the terms thereunder, Bancorp will provide, or cause the Bank to provide, substantially identical benefits.

         Notwithstanding the foregoing, any payments to Executive pursuant to this Paragraph 9 shall be reduced by the amount of any disability benefits otherwise payable to Executive under any disability program maintained by Bancorp or the Bank. Amounts payable to Executive under this Paragraph 9 shall continue to be paid to a beneficiary designated in writing by him if he dies during the Disability Period. If Executive is receiving benefits hereunder and his disability ceases, his benefits under this Paragraph 9 shall terminate, provided that if his employment with Bancorp and the Bank does not recommence (because no offer of re-employment in the same position is made), the benefits he is then receiving under this Paragraph 9 shall continue for a period of twelve additional months. For purposes of this Agreement, the term "Disability" shall mean a physical or mental disability, as determined by an independent


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physician selected with the approval of both Bancorp and Executive, which will rende Executive incapable of performing his duties under this Agreement for six consecutive months.

         10. Indemnity. Bancorp shall indemnify Executive to the extent provided in Article VIII, Sections 1, 2, 3, 4 and 5 of the by-laws of Bancorp, as may be amended from time-to-time.

         11. Setoff. The payments or benefits payable to or with respect to Executive or his spouse or beneficiary pursuant to this Agreement shall not be reduced by the amount of any claim, counterclaim, recoupment defense or other right of Bancorp or the Bank against Executive or his spouse or other beneficiary or obligation of Executive or his spouse or other beneficiary owing to Bancorp or the Bank. The payment or benefits payable to or with respect to Executive or his spouse or other beneficiary after termination of employment as a result of a change in control shall be absolute and unconditional. No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive or his spouse or other beneficiary may earn or receive from employment with another employer or from any other source. All amounts so payable by Bancorp and the Bank shall be paid without notice or demand. Each and every such payment made by Bancorp or the Bank shal be final, and Bancorp and the Bank will not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

         12. Confidentiality. Executive acknowledges that preservation of a continuing business relationship between Bancorp, the Bank and their respective customers, representatives and employees is of critical importance to the continued business success of Bancorp and the Bank and that it is the active policy of Bancorp and the Bank to guard as confidential certain information not available to the public and relating to the business affairs of Bancorp and the Bank. In view of the foregoing, Executive agrees that he shall not during the term of this Agreement and at any time thereafter, without the prior written consent of Bancorp, disclose to any person or entity any such confidential information that was obtained by Executive in the course of his employment with Bancorp or the Bank. This section shall not be applicable if and to the extent Executive is required to testify in a legislative, judicial or regulatory proceeding


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pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge or is otherwise required by law to disclose such information.

         13. Bancorp Assignment. Neither Bancorp nor Executive may assign this Agreement without the other party's prior written consent, except that Bancorp's obligations hereunder shall be binding legal obligations of any successor to all or substantially all of Bancorp's business by purchase, merger, consolidation or otherwise.

         14. Executive Assignment. No interest of Executive or his spouse or other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         15. Benefits Unfunded. All rights under this Agreement of Executive and his spouse or other beneficiary, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of Bancorp or the Bank for payment of any amounts due hereunder. Neither Executive, nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Bancorp or the Bank, and Executive and his spouse and other beneficiaries shall have only the rights of a general unsecured creditor of Bancorp and the Bank.

         16. Waiver. No waiver by any party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

         17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.


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         18. Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

         19. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

         20. Notice. Notices required under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice.

         If to Bancorp:                     Princeton National Bancorp, Inc.
                                            606 South Main Street
                                            Princeton, Illinois  61356

                                            Attention:  Chairman of the Board

         If to Executive:                   Tony J. Sorcic
                                            c/o Princeton National Bancorp, Inc.
                                            606 South Main Street
                                            Princeton, Illinois  61356


         21. Applicable Law. This Agreement shall be construed and interpreted pursuant to the laws of the State of Illinois.

         22. Entire Agreement. This Agreement contains the entire agreement between Bancorp and Executive and supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof, including the Prior Agreement. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Bancorp and Executive.

         23. Withholding. Bancorp or the Bank may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

         24. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.


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         IN WITNESS WHEREOF, Executive has hereunto set his hand, and Bancorp has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first written above.


                                          PRINCETON NATIONAL BANCORP, INC.

                                          By: /s/ Thomas R. Lasier
                                              ----------------------------------
                                              Thomas R. Lasier,
                                              Chairman of the Board of Directors


                                              /s/ Tony J. Sorcic
                                              ----------------------------------
                                              Tony J. Sorcic, Executive






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